Exhibit 10.8

PHARMEDIUM HEALTHCARE CORPORATION

c/o JVC Management LLC

1059 Elm Ridge Drive

Glencoe, Illinois 60022

(847) 242-9160

August 4, 2003

Richard Kruzynski

4454 Kettering Drive

Long Grove, Illinois 60047

Dear Rich:

We are very pleased to offer you the position of President of PharMedium Healthcare Corporation (“PHC”) (contingent upon delivery to PHC of a complete copy of your agreement with Baxter Healthcare Corporation, and your signing PHC’s standard Employment Agreement), reporting to PHC’s Chairman and Chief Executive Officer. Your leadership, experience, and commitment will be of great value to our team and to the company. The effective date of your employment will be on the date of close of the acquisition of Baxter’s COMPASS Business unit (the “Closing Date”), now targeted on August 4, 2003. Your annual starting salary will be the same as your current annual salary from Baxter, $161,099.21. In addition, you will be eligible for a Management Incentive Compensation Plan (“MICP”) bonus from PHC targeted at your current percentage (30%) of your base salary. Your MICP target bonus amount from PHC for 2003 will be equal to your original MICP target bonus amount for 2003 (30%) as established by Baxter, prorated for the balance of calendar year 2003 with payout based on individual and PHC performance targets. To be eligible for a bonus, you must be employed through the applicable payout date (upon completion of audited financials). In addition, you will be eligible for options under PHC’s Management stock option program, with plan documents and information to be provided at a later date. Immediately after the Closing Date, PHC will have 850,000 shares of common stock issued and outstanding, and will have reserved 150,000 shares of common stock for the issuance of stock option grants. You will be granted options for 35,000 shares of common stock on terms no less favorable than the terms on which options are then being granted to other senior executives.

You will be eligible for the PHC standard and executive benefits program, including four (4) weeks vacation. As you know, the specifics of these programs are still under development. Details will be provided at a later date. Once established, these benefits programs are subject to change at any time at the sole discretion of PHC. In addition, if PHC shall terminate your employment without cause (cause for this purpose means gross negligence, breach of any material contract obligation to PHC or any of its subsidiaries,

Mr. Richard Kruzynski

August 4, 2003

willful misconduct or dishonesty, violation of company policy, or conviction of a felony) or if you shall voluntarily terminate your employment within thirty (30) days after PHC shall have reduced your cash compensation (salary and target bonus) or moved your office to any location more than fifty (50) miles from your current residence, then you will be entitled to a continuation of your cash compensation (salary and target bonus) until the later of (i) eighteen (18) months from the Closing Date, or (ii) the date which is twelve (12) months following such termination of employment. This offer expires at 2.00 Central Time today. Finally, please understand that all PHC employees will be subject to the terms contained in the PHC Employee Manual, which will be provided to you upon completion.

P1ease note this letter does not constitute an agreement or contract for employment for any specific period of time or definite duration. Your employment with PHC is “at-will”, and either you or PHC may terminate your employment at any time, with or without cause or notice, except as otherwise provided by law.

If you agree with the terms of this letter, please sign and fax it back to PHC confidentially at 847-242-9160 at your earliest convenience.

Again, it is a great to have you as a member of our team! We know you will make outstanding contributions!

Sincerely,

/s/ David N. Jonas
David N. Jonas Chairman and Chief Executive Officer

ACCEPTED AND AGREED this 4th day of August, 2003

/s/ Richard Kruzynski
Richard Kruzynski